Exhibit 99.1

FOR IMMEDIATE RELEASE

ANI Pharmaceuticals Announces Results from NEW DAY Clinical Trial of ILUVIEN® for Use in Patients with Diabetic Macular Edema (DME)

Trial evaluated number of supplemental injections needed for the treatment of DME for patients on ILUVIEN versus the aflibercept arm

Study Enrolled Treatment-Naïve, or Almost Naïve, Patients with DME

Results presented by Michael A. Singer, M.D. in a paper-on-demand presentation at the American Society of Retina Specialists (ASRS) Annual Scientific Meeting

Conference call scheduled for today at 8:30 am ET

PRINCETON, N.J., July 23, 2025 (GLOBE NEWSWIRE) - ANI Pharmaceuticals, Inc. (ANI or the Company) (Nasdaq: ANIP) today announced results from the NEW DAY clinical trial of ILUVIEN® (fluocinolone acetonide intravitreal implant), 0.19 mg (ILUVIEN) for use in patients with diabetic macular edema (DME). The results were presented in a paper-on-demand presentation by Michael A. Singer, M.D., Clinical Professor of Ophthalmology at University of Texas Health Science Center and Director of Clinical Research at Medical Center Ophthalmology Associates in Texas, for the American Society of Retina Specialists (ASRS) Annual Scientific Meeting.

The primary endpoint of the trial was the mean total number of supplemental aflibercept injections needed for the treatment of DME in the ILUVIEN arm compared to the aflibercept arm over the 18-month study period in the intent-to-treat (ITT) population. Patients were randomized to an induction phase to receive either a single ILUVIEN injection or a series of 5 monthly injections of aflibercept, followed by supplemental aflibercept injections as needed. Treatment with ILUVIEN (n=154) demonstrated a numerical reduction in the mean number of supplemental aflibercept injections compared to the aflibercept arm (n=152) but did not reach the threshold for statistical significance (2.4 vs. 2.5; p=0.756), and therefore the primary endpoint was not met. The secondary endpoint of mean time from last treatment injection to first supplemental aflibercept injection was met with a mean time of 185.4 days in the ILUVIEN arm (n=154), compared to 132.8 days in the aflibercept arm (n=152) (p<0.001). Thirty-three percent of patients in the ILUVIEN arm did not require a supplemental injection during the study compared to thirty percent in the aflibercept arm (p=0.678).

A post-hoc analysis was conducted on a subset of randomized patients without major protocol deviations—such as being enrolled or randomized despite not meeting eligibility criteria, receiving incorrect treatment, or being administered prohibited concomitant medications or therapies. In this Post-Hoc Patient (PP) Population, the ILUVIEN arm (n=128) demonstrated a statistically significant difference in the mean number of supplemental aflibercept injections compared to the aflibercept arm (n=134), with 1.8 vs. 2.5 injections, respectively (p=0.029). Patients randomized to the ILUVIEN arm therefore received a single ILUVIEN injection and a mean of 1.8 supplemental injections, for a total of 2.8 injections, compared to patients in the aflibercept arm, who received 5 initial aflibercept injections and a mean of 2.5 supplemental injections, for a total of 7.5 injections.

“Research suggests that DME is a multifactorial disease driven not only by increased production of VEGF, but also chronic inflammation,” said Dr. Singer. “The NEW DAY study provides clinically meaningful data on ILUVIEN’s potential impact on treatment burden, including a statistically significant difference in time to first supplemental injection of aflibercept in the ILUVIEN arm compared to the aflibercept arm. This potential reduction in treatment burden can be critical for our patients with diabetic macular edema as their disease is multifactorial, necessitating multiple visits to medical specialists.”

ILUVIEN is indicated for the treatment of DME in patients who have been previously treated with a course of corticosteroids and did not have a clinically significant rise in intraocular pressure. ILUVIEN is contraindicated in patients with active or suspected ocular or periocular infections including most viral diseases of the cornea and conjunctiva including active epithelial herpes simplex keratitis (dendritic keratitis), vaccinia, varicella, mycobacterial infections and fungal diseases.

In addition, secondary endpoints that assessed visual acuity and anatomic changes in the ITT population demonstrated non-inferiority between the ILUVIEN arm and the aflibercept arm. The mean change from baseline in best corrected visual acuity (BCVA) score over 18 months in patients who did not meet the prespecified non-inferiority margin of 4 ETDRS (Early Treatment Diabetic Retinopathy Study) letters was 1.8 in the ILUVIEN arm (n=154) versus 5.5 in the aflibercept arm (n=152) (p=0.080 at month 18). The mean change from baseline in central subfield thickness (CST) over 18 months in the ILUVIEN arm was -118.8 compared to -113.6 in the aflibercept arm (p=0.709 at month 18). Additional secondary endpoints will be further evaluated.

“ILUVIEN is already an established treatment option for diabetic macular edema and the results of the NEW DAY trial further highlight its potential as an important option for patients impacted by this disease,” stated Nikhil Lalwani, President and Chief Executive Officer of ANI. “We believe these data have the potential to support earlier usage of ILUVIEN as part of its role in reducing treatment burden in DME. We are pleased to share the results at the ASRS meeting and look forward to presenting additional data in the future to further inform clinical decision-making.”

For safety, ILUVIEN was well tolerated in the trial, with a safety profile that is consistent with data from prior ILUVIEN clinical trials and real-world use. In the ITT patient population, 41 percent of patients in the ILUVIEN arm experienced treatment-related treatment-emergent adverse events (mainly associated with cataract/subcapsular cataract (n=50) and increase in intraocular pressure (IOP) (n=24)), compared to 3 percent in the aflibercept arm. Serious treatment-related treatment-emergent adverse events were not seen in either arm. Sixteen percent of patients in the ILUVIEN arm experienced an increase in IOP compared to 3 percent in the aflibercept arm. In the ILUVIEN arm, 11 percent of patients experienced an increase in IOP of ≥25 mmHg compared to 3 percent in the aflibercept arm. In the ILUVIEN arm, 4.5 percent of patients required any laser or incisional IOP-lowering intervention during the study compared to 1.3 percent in the aflibercept arm.

About The NEW DAY Clinical Trial
NEW DAY is a prospective, multicenter, masked, randomized, active-controlled trial that enrolled 306 eyes of treatment-naïve, or almost naïve, DME patients at approximately 42 sites around the U.S. To be enrolled in the study, patients had to be ≥18 years old with a diagnosis of Type 1 or Type 2 diabetes with center-involving DME confirmed by SD-OCT and CST of ≥ 350µm and best corrected visual acuity (BCVA) of ≥35 ETDRS Letters and ≤80 ETDRS letters in the study eye at the screening visit. Patients were excluded from the study if, among other things, they had received the following in the study eye: intravitreal or periocular steroids, intravitreal injection of aflibercept, brolucizumab, or conbercept ≤12 months prior to screening visit; > 1 intravitreal injection of ranibizumab or bevacizumab in the last 12 months; or had received ranibizumab or bevacizumab ≤ 6 weeks prior to the screening visit. Patients were also screened with a steroid challenge of difluprednate QID for 2 weeks. Patients who were determined to have an IOP ≥25 mmHg or an increase ≥8 mmHg from the screening visit were excluded. Patients were randomized to either an ILUVIEN arm or an aflibercept arm. Patients in the ILUVIEN arm received an ILUVIEN intravitreal implant while patients in the aflibercept arm received five injections of anti-VEGF therapy (intravitreal aflibercept 2 mg) at four-week intervals for the first 16 weeks of the trial during an induction period. After the 16-week induction period, patients in both arms were evaluated every four weeks during a 13-month maintenance period and received supplemental aflibercept injections only as needed. The criteria for supplemental treatment was set by identical protocol in both arms. Patients in the ILUVIEN arm were also permitted to receive supplemental aflibercept injections during the induction period if needed by protocol criteria following the injection of ILUVIEN. During the maintenance period, patients in the aflibercept arm only received supplemental aflibercept injections if needed per protocol definition. The recommended dosing in the prescribing information for aflibercept is an injection once every 8 weeks following an injection every 4 weeks for the first 5 injections. The primary endpoint of the study was the mean number of supplemental aflibercept injections needed for the treatment of DME in the study eye during the study in the ITT population.

About Diabetic Macular Edema
Diabetic macular edema (DME) occurs when blood vessels leak into a part of the retina called the macula, causing swelling that can lead to blurry vision and vision loss. Over time, about 7% of people with diabetes will develop DME, and approximately 4% will develop clinically significant macular edema, which causes blurred vision in the early stage and may cause cumulative damage over the long term.

INDICATION
ILUVIEN is a corticosteroid indicated for the treatment of diabetic macular edema (DME) in patients who have been previously treated with a course of corticosteroids and did not have a clinically significant rise in intraocular pressure.

IMPORTANT SAFETY INFORMATION

CONTRAINDICATIONS
•ILUVIEN is contraindicated in patients with active or suspected ocular or periocular infections including most viral disease of the cornea and conjunctiva including active epithelial herpes simplex keratitis (dendritic keratitis), vaccinia, varicella, mycobacterial infections and fungal diseases.
•ILUVIEN is contraindicated in patients with glaucoma who have cup to disc ratios of greater than 0.8.
•ILUVIEN is contraindicated in patients with known hypersensitivity to any components of this product.

WARNINGS AND PRECAUTIONS
•Intravitreal Injection-related Effects: Intravitreal injections, including those with ILUVIEN, have been associated with endophthalmitis, eye inflammation, increased or decreased intraocular pressure, and choroidal or retinal detachments. Patients should be monitored following the intravitreal injection. Patients may experience temporary blurred vision after injection of the implant.
•Intraocular Pressure (IOP) Increase: Prolonged use of corticosteroids may result in the development of glaucoma with damage to the optic nerve, defects in visual acuity and fields of vision. Steroids should be used with caution in the presence of glaucoma. Intraocular pressure should be routinely monitored during the course of the treatment.
•Cataracts: The use of corticosteroids may result in posterior subcapsular cataract formation.
•Delayed Corneal Wound Healing: The use of corticosteroids after cataract surgery may delay healing and increase the incidence of bleb formation.
•Corneal and Scleral Melting: Various ocular diseases and long-term use of topical corticosteroids have been known to cause corneal and scleral thinning. Use of ophthalmic corticosteroids in the presence of thin corneal or scleral tissue may lead to perforation of the globe.

•Bacterial Infections: Prolonged use of corticosteroids may suppress the host response and thus increase the hazard of secondary ocular infections. Acute purulent or parasitic infections of the eye may be masked or activity enhanced by the presence of corticosteroid medication. If signs and symptoms fail to improve after 2 days, the patient should be reevaluated.
•Viral Infections: Use of ocular corticosteroids may prolong the course and may exacerbate the severity of many viral infections of the eye (including herpes simplex). Employment of a corticosteroid medication in the treatment of patients with a history of herpes simplex requires great caution; frequent slit lamp microscopy is recommended.
•Fungal Infections: Fungal infections of the cornea are particularly prone to develop coincidentally with long-term local corticosteroid application. Fungus invasion should be suspected in any persistent corneal ulceration where a corticosteroid has been used or is in use. Fungal cultures should be taken when appropriate.
•Risk of Implant Migration: Patients in whom the posterior capsule of the lens is absent or has a tear are at risk of implant migration into the anterior chamber.

ADVERSE REACTIONS
Diabetic Macular Edema
Ocular adverse reactions reported by greater than or equal to 1% of patients in the two combined 3-year clinical trials following injection of ILUVIEN for diabetic macular edema include: cataract (82%), myodesopsia (21%), eye pain (15%), conjunctival hemorrhage (13%), posterior capsule opacification (9%), eye irritation (8%), vitreous detachment (7%), conjunctivitis (4%), corneal oedema (4%), foreign body sensation in eyes (3%), eye pruritus (3%), ocular hyperaemia (3%), optic atrophy (2%), ocular discomfort (2%), photophobia (2%), retinal exudates (2%), anterior chamber cell (2%), and eye discharge (2%). Non-ocular adverse reactions reported by greater than or equal to 5% of patients include: anemia (11%), headache (9%), renal failure (9%), and pneumonia (7%)

Increased Intraocular Pressure: IOP elevation greater than or equal to 10 mm Hg from baseline at any visit was seen in 34% of ILUVIEN patients versus 10% of sham patients. IOP elevation greater than or equal to 30 mm Hg was seen in 20% of ILUVIEN patients versus 4% of sham patients. 38% of the patients who received ILUVIEN were subsequently treated with IOP-lowering medications during the study versus 14% of sham patients. 5% of the patients who received ILUVIEN needed surgical intervention for elevated IOP versus 1% of sham patients

Cataracts and Cataract Surgery: The incidence of cataract development in patients who had a phakic study eye was higher in the ILUVIEN group (82%) compared with sham (50%). The median time of cataract being reported as an adverse event was approximately 12 months in the ILUVIEN group and 19 months in the sham group. Among these patients, 80% of ILUVIEN subjects versus 27% of sham-controlled subjects underwent cataract surgery, generally within the first 18 months (median month 15 for both ILUVIEN group and for sham) of the studies.

Please see full Prescribing Information.

Conference Call

The Company’s management will host a conference call today to discuss the NEW DAY clinical trial.

Date	Wednesday, July 23, 2025
Time	8:30 am ET
Toll Free (U.S.)	800-267-6316

This conference call will also be webcast and can be accessed from the “Investors” section of ANI’s website at www.anipharmaceuticals.com. The webcast replay of the call will be available at the same site approximately one hour after the end of the call.

A replay of the conference call will also be available within two hours of the call’s completion and will remain accessible for two weeks by dialing 800-839-2485 and entering access code 5029808.

About ANI Pharmaceuticals, Inc.
ANI Pharmaceuticals, Inc. (Nasdaq: ANIP) is a diversified biopharmaceutical company committed to its mission of “Serving Patients, Improving Lives" by developing, manufacturing, and commercializing innovative and high-quality therapeutics. The Company is focused on delivering sustainable growth through its Rare Disease business, which markets novel products in the areas of ophthalmology, rheumatology, nephrology, neurology, and pulmonology; its Generics business, which leverages R&D expertise, operational excellence, and U.S.-based manufacturing; and its Brands business. For more information, visit www.anipharmaceuticals.com.

Forward-Looking Statements
This press release contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, including statements regarding the benefits of the acquisition of Alimera Sciences. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “shall,” “would” other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties.

The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the ability of our approved products, including Cortrophin Gel, ILUVIEN and YUTIQ, to achieve commercialization at levels of market acceptance that will continue to allow us to achieve profitability; our ability to complete or achieve any, or all of the intended benefits of acquisitions and investments, including the acquisition of Alimera, in a timely manner or at all; the limitation of our cash flow as a result of the indebtedness and liabilities incurred from the acquisition of Alimera; the risks that our acquisitions and investments, including the acquisition of Alimera, could disrupt our business and harm our financial position and operating results; delays and disruptions in production of our approved products, increased costs and potential loss of revenues if we need to change suppliers due to the limited number of suppliers for our raw materials, active pharmaceutical ingredients, expedients, and other materials; delays and disruptions in production of our approved products as a result of our reliance on single source third party contract manufacturing supply for certain of our key products, including Cortrophin Gel, ILUVIEN and YUTIQ; delays or failure in obtaining and maintaining approvals by the FDA of the products we sell; changes in policy or actions that may be taken by the FDA, United States Drug Enforcement Administration and other regulatory agencies, and the focus of the current U.S. presidential administration, including among other things, drug recalls, regulatory approvals, facility inspections and potential enforcement actions; risks that we may face with respect to importing raw materials and delays in delivery of raw materials and other ingredients and supplies necessary for the manufacture of our products from both domestic and overseas sources due to supply chain disruptions or for any other reason, including increased costs due to tariffs;; the ability of our manufacturing partners to meet our product demands and timelines; the impact of changes or fluctuations in exchange rates; our ability to develop, license or acquire, and commercialize new products; our obligations in agreements under which we license, develop or commercialize rights to products or technology from third parties and our ability to maintain such licenses; the level of competition we face and the legal, regulatory and/or legislative strategies employed by our competitors to prevent or delay competition from generic alternatives to branded products; our ability to protect our intellectual property rights; the impact of legislative or regulatory reform on the pricing for pharmaceutical products; the impact of any litigation to which we are, or may become, a party; our ability, and that of our suppliers, development partners, and manufacturing partners, to comply with laws, regulations and standards that govern or affect the pharmaceutical and biotechnology industries; our ability to maintain the services of our key executives and other personnel; and general business and economic conditions, such as inflationary pressures, geopolitical conditions including but not limited to the conflict between Russia and the Ukraine, the conflict in the Middle East, conflicts related to the attacks on cargo ships in the Red Sea, and the effects and duration of outbreaks of public health emergencies. More detailed information on these and additional factors that could affect the Company’s actual results are described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other filings with the SEC. All forward-looking statements in this news release speak only as of the date of this news release and are based on the Company’s current beliefs, assumptions, and expectations. The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations:
Lisa M. Wilson, In-Site Communications, Inc.
T: 212-452-2793
E: lwilson@insitecony.com